Exhibit 99.2

Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith
Humana Investor Relations
(502) 580-2811
e-mail: Amysmith@humana.com

Tom Noland
Humana Corporate Communications (502) 580-3674
e-mail: Tnoland@humana.com

Humana Reports First Quarter 2018 Financial Results;

Raises Full Year 2018 EPS Guidance

•	1Q18 earnings per diluted common share (EPS) of $3.36 on an Adjusted basis, $3.53 on a GAAP basis

•	Raised full year 2018 Adjusted EPS guidance to $13.70 to $14.10, $13.54 to $13.94 on a GAAP basis

•	Better than initially expected medical utilization, resulting in a strong start to 2018 led by the Retail and Group and Specialty segments

LOUISVILLE, KY (May 2, 2018) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended March 31, 2018 (1Q18) versus the quarter ended March 31, 2017 (1Q17) as follows:

Consolidated pretax income In millions	1Q18 (a)	1Q17 (b)
Generally Accepted Accounting Principles (GAAP)	$707	$1,689
Net gain associated with the terminated merger agreement (for 1Q17, primarily the break-up fee)	—	(947)
Amortization associated with identifiable intangibles	30	18
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	54
Operating income associated with the Individual Commercial segment	(53)	(63)
Adjusted (non-GAAP)	$684	$751

Diluted earnings per common share (EPS)	1Q18 (a)	1Q17 (b)
GAAP	$3.53	$7.49
Net gain associated with the terminated merger agreement (for 1Q17, primarily the break-up fee)	—	(4.26)
Amortization associated with identifiable intangibles	0.17	0.08
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(0.52)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	0.23
Operating income associated with the Individual Commercial segment	(0.29)	(0.27)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	(0.05)	—
Adjusted (non-GAAP)	$3.36	$2.75

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“We’re pleased that we continue to consistently deliver strong financial results, while advancing our health and consumer-focused strategy,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “It really comes down to the consistency of our operating model, which has enabled us to perform well in all parts of our business. This shows up in our earnings results, in the trajectory of our membership growth, and also in the strength of our brand as we continue to make great strides in improving the experience of our members as evidenced by the increase in our NPS and also our top ranking among insurers in Temkin’s customer satisfaction survey. These efforts, along with advancements we’re making in our strategy through building deeper clinical and local market capabilities, are moving us closer to our core objective of helping our members with their ‘whole health’ so they can achieve their best health.”

The GAAP consolidated pretax income for 1Q18 of $707 million unfavorably compared to GAAP consolidated pretax income of $1.69 billion in 1Q17 by $982 million primarily due to the net gain associated with the terminated merger agreement, mainly the break-up fee, recorded in 1Q17 and lower pretax earnings year over year in the Retail and Healthcare Services segments, partially offset by higher Group and Specialty segment pretax earnings. The year-over-year comparison was further impacted by the guaranty fund assessment expense to support policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company) recorded in 1Q17.

The Adjusted consolidated pretax income for 1Q18 of $684 million declined by $67 million, or 9 percent, versus $751 million in 1Q17 primarily due to the same factors impacting the GAAP year-over-year comparison, while excluding the impact of the items in the pretax table above.

Further discussions of each segment’s financial results are included in the segment highlights.

In addition to the factors impacting the year-over-year changes in quarterly GAAP pretax income, GAAP EPS for 1Q18 was further affected by a lower number of shares primarily reflecting share repurchases in 2017 and the impact of a lower tax rate in 1Q18 resulting from the Tax Reform Law.

Adjusted EPS for 1Q18 was affected by the same factors impacting Adjusted pretax income, as well as a lower number of shares and lower tax rate used to compute EPS as discussed above.

“We experienced strong Medicare Advantage enrollment growth and solid performance across all segments in the first quarter, with early positive indicators of medical utilization allowing us to raise guidance for the year,” said Brian A. Kane, Chief Financial Officer. “Together, these results reflect the effective execution of our strategy.”

2018 Guidance

Humana today raised its GAAP and Adjusted EPS guidance for the year ended December 31, 2018 (FY18). FY18 Adjusted EPS guidance was increased to $13.70 to $14.10 from its previous range of $13.50 to $14.00, while GAAP EPS was increased to $13.54 to $13.94 from the previous range of $13.16 to $13.66. Additional FY18 guidance points are included in the table beginning on page 18 of this earnings release.

A reconciliation of GAAP to Adjusted EPS for the company’s FY18 projections as well as comparable numbers for the year ended December 31, 2017 (FY17) is shown below for comparison.

Diluted earnings per common share	FY18 Guidance (c)		FY17 (d)
GAAP	~$	13.54 to $13.94	$16.81
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)		—	(4.31)
Amortization of identifiable intangibles		0.49	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact		—	(2.15)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)		—	0.24
Operating income associated with the Individual Commercial segment		(0.28)	(0.84)
Charges associated with voluntary and involuntary workforce reduction programs		—	0.64
Costs associated with early retirement of debt in 4Q17		—	0.08
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates		(0.05)	0.92
Adjusted (non-GAAP) – FY18 projected	~$	13.70 – $14.10	$11.71

The company’s earnings guidance for FY18 does not include any potential impact from the previously announced pending sale of KMG America Corporation (KMG), whose subsidiary, Kanawha Insurance Company (KIC), includes Humana’s closed block of non-strategic long-term care insurance policies, to Continental General Insurance Company (CGIC), a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

2019 Rate Notice

On April 2, 2018, the Centers for Medicare and Medicaid Services (CMS) issued its announcement of 2019 Medicare Advantage Capitation Rates and Medicare Advantage and Part D Payment Policies and Final Call Letter (the Final Rate Notice). The company expects the Final Rate Notice to result in a 3.00 percent(e) rate increase for Humana’s individual Medicare Advantage business versus CMS’ estimate for the sector of 3.50 percent, excluding the impact of Employer Group Waiver Plan (EGWP) funding changes, on a comparable basis. The difference between the Humana and CMS projections primarily results from the geographic distribution of our members relative to the national average.

In addition, the Final Rate Notice clarified that the agency has the authority to permit Medicare Advantage organizations to offer tailored supplemental benefits with flexibility to target the social determinants of health as recommended by a licensed medical professional. The additional flexibility will allow Humana to include supplemental benefits that it believes will improve health outcomes for its members. CMS issued additional guidance regarding supplemental benefits on April 27, 2018 and the company is analyzing this guidance.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	1Q18 (a)	1Q17 (b)
GAAP	$14,279	$13,762
Revenues associated with Individual Commercial segment	5	(284)
Adjusted (non-GAAP)	$14,284	$13,478

GAAP consolidated revenues for 1Q18 were $14.28 billion, an increase of $517 million, or 4 percent, from $13.76 billion in 1Q17. Total premiums and services revenues of $14.14 billion in 1Q18 increased $487 million, or 4 percent, from $13.65 billion in 1Q17. The year-over-year increase primarily reflects higher revenues in the Retail segment, mainly resulting from the company’s Medicare Advantage business, and the Group and Specialty segment. These increases were partially offset by lower revenues resulting from the exit of the individual commercial business.

Adjusted consolidated revenues for 1Q18 of $14.28 billion compared to Adjusted consolidated revenues for 1Q17 of $13.48 billion, an increase of $806 million, or 6 percent, reflecting the same factors impacting the year-over-year GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	1Q18 (a)	1Q17 (b)
GAAP	84.5%	84.5%
Benefit ratio impact associated with the Individual Commercial segment	0.4%	0.7%
Adjusted (non-GAAP)	84.9%	85.2%

The 1Q18 GAAP consolidated benefit ratio of 84.5 percent was equivalent to the 1Q17 ratio. The year-over-year comparison of the ratio was favorably impacted by the following factors:

•	the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products

•	the seasonality and product design of the company’s fully-insured commercial products, including an increased number of high deductible plan offerings, and

•	higher prior period medical claims reserve development (Prior Period Development) in 1Q18 versus 1Q17.

The above items were offset by the negative impact on 1Q18 from the following:

•	investment of higher than initially expected individual Medicare Advantage pretax earnings in 2017 into the company’s benefit design for its 2018 Medicare Advantage offerings and

•	a more severe flu season year-over-year.

The 1Q18 Adjusted consolidated benefit ratio of 84.9 percent decreased 30 basis points from the 1Q17 Adjusted consolidated benefit ratio of 85.2 percent. The year-over-year decrease primarily reflects the impact of the factors in the quarterly GAAP comparison, while excluding the impact of the Individual Commercial segment.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in 1Q18	$44	$223	$267
Prior Period Development from prior years recognized in 1Q17	$6	$225	$231

Prior Period Development for 1Q18 and 1Q17 is shown above and decreased the GAAP consolidated benefit ratio by 190 basis points in 1Q18 and 170 basis points in 1Q17.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	1Q18 (a)	1Q17 (b)
GAAP	12.4%	11.4%
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	(0.4%)
Operating cost ratio impact associated with the Individual Commercial segment	—	(0.3%)
Adjusted (non-GAAP)	12.4%	10.7%

The 1Q18 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.4 percent increased 100 basis points from the 1Q17 ratio of 11.4 percent. The year-over-year increase was the result of the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the consolidated GAAP operating cost ratio by approximately 190 basis points in 1Q18

•	investments made in 1Q18 as a result of the Tax Reform Law; these include investments in the company’s employees, primarily the establishment of an annual incentive program for a broader range of employees, together with additional investments in the communities of the company’s members, technology and its integrated care delivery model, and

•	growth in the company’s military services business, which carries a higher operating cost ratio than other company products, due to the previously disclosed transition to the TRICARE East Region contract effective January 1, 2018.

The above items were partially offset by the favorable impact on 1Q18 from:

•	significant operating costs efficiencies in 1Q18 driven by productivity initiatives implemented in 2017

•	impact of the guaranty fund assessment expense to support policyholder obligations of Penn Treaty in 1Q17, and

•	the exit of the individual commercial business effective January 1, 2018.

The 1Q18 consolidated operating cost ratio was 170 basis points higher than the 1Q17 Adjusted consolidated operating cost ratio of 10.7 percent primarily driven by the same factors impacting the change in the quarterly GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

Balance sheet

•	At March 31, 2018, the company had cash, cash equivalents, and investment securities of $20.96 billion, up $4.62 billion, or 28 percent, from $16.34 billion at December 31, 2017, primarily reflecting the impact of the early receipt of the April 2018 Medicare premium remittance of $3.34 billion in March 2018 because the payment date of April 1, 2018 fell on a weekend. Similarly, the increase reflects $1.45 billion in net receipts from the Centers for Medicare and Medicaid Services (CMS) associated with Medicare Part D claim subsidies for which the company does not assume risk, also driven in part by the early receipt of the April payment from CMS. Additional changes are outlined in the company’s consolidated statement of cash flows on page S-5 of the statistical supplement included herein.

•	At March 31, 2018, cash and short-term investments held at the parent company of $567 million decreased $121 million, or 18 percent, from $688 million at December 31, 2017, primarily reflecting the impact of capital contributions into a subsidiary to fund Medicare growth, as well as the acquisition of the remaining minority interest in MCCI Holdings, LLC, cash dividends paid to stockholders, and capital expenditures. These decreases were partially offset by operating cash derived from the company’s non-insurance subsidiaries’ profits and net proceeds from the issuance of commercial paper.

•	Days in claims payable (DCP)(f) of 38.3 at March 31, 2018, decreased 2.1 days from 40.4 at December 31, 2017 but increased 0.5 days from 37.8 at March 31, 2017. Changes are outlined in the DCP rollforward on page S-13 of the statistical supplement included herein.

•	Debt-to-total capitalization at March 31, 2018 was 33.9 percent, up 60 basis points from 33.3 percent at December 31, 2017, primarily due to the impact of a higher outstanding commercial paper balance, partially offset by higher capital from the net impact of 1Q18 earnings. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

•	As of March 31, 2018, the company had $398 million associated with outstanding commercial paper compared to $150 million outstanding at December 31, 2017.

Operating cash flows

Net cash provided by operating activities (in millions)	1Q18	1Q17
GAAP	$3,686	$4,205
Timing of premium payment from CMS (g)	(3,335)	(3,073)
Adjusted (non-GAAP)	$351	$1,132

•	GAAP cash flows provided by operations of $3.69 billion in 1Q18 unfavorably compared to cash flows provided by operations of $4.21 billion in 1Q17. GAAP cash flows used in operations for both 1Q18 and 1Q17 were significantly impacted by the timing of the monthly premium remittances from CMS, resulting in four monthly payments in each quarter as compared to three monthly payments. In addition, GAAP cash flows provided by operations for 1Q17 reflect the net gain associated with the terminated merger agreement, mainly the break-up fee. The year-over-year comparison was further impacted by higher earnings in 1Q18 and the timing of working capital changes.

•	Adjusted cash flows provided by operations for 1Q18 of $351 million compared unfavorably to Adjusted cash flows provided by operations of $1.13 billion in 1Q17 due to the same items driving the GAAP decrease while excluding the impact of the timing of the premium payments from CMS.

Share repurchases

•	In December 2017, Humana’s Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of December 31, 2020. The company subsequently entered into an agreement with a third party financial institution on December 21, 2017 to effect a $1.00 billion accelerated share repurchase (ASR) program under the authorization. Under the terms of the program, which was completed in 1Q18, the company repurchased approximately 3,737,700 of its outstanding shares at an average price of $267.55 per share. The company did not execute any additional share repurchases other than those associated with the ASR program in 1Q18. As of May 1, 2018, approximately $2.00 billion of the current repurchase authorization was remaining.

•	Following the termination of the merger agreement in 1Q17, under a previously approved share repurchase authorization, the company executed share repurchases of approximately $1.20 billion, or approximately 5,833,700 shares, at an average price of $205.70 per share under an ASR program.

Cash dividends

•	The company paid cash dividends to its stockholders of $57 million in 1Q18 versus $47 million in 1Q17, primarily reflecting an increase in the per share dividend to $0.50 per share from $0.40 per share in 1Q17 as previously announced.

•	In April 2018, the company’s Board of Directors declared a cash dividend of $0.50 per share, payable on July 27, 2018 to stockholders of record on June 29, 2018.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan program.

Retail segment revenues:

•	The 1Q18 revenues for the Retail segment were $12.11 billion, an increase of $674 million, or 6 percent, from $11.43 billion in 1Q17 primarily reflecting individual and group Medicare Advantage membership growth in the most recent Annual Election Period (AEP) as well as increased per-member premiums for certain of the segment’s products, partially offset by declines in stand-alone PDP and state-based contracts revenues resulting from membership declines discussed further below.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 3,018,500 as of March 31, 2018, a net increase of 178,800, or 6 percent, from 2,839,700 as of March 31, 2017, and up 157,700, or 6 percent, from 2,860,800 as of December 31, 2017, primarily due to membership additions associated with the most recent AEP for Medicare beneficiaries.

•	Group Medicare Advantage membership was 492,700 as of March 31, 2018, a net increase of 61,600, or 14 percent, from 431,100 at March 31, 2017, and up 51,300, or 12 percent, from 441,400 as of December 31, 2017. The year-over-year increase primarily resulted from increased sales to the company’s existing group accounts during the most recent AEP for Medicare beneficiaries.

•	Membership in the company’s stand-alone PDP offerings was 5,042,100 as of March 31, 2018, a net decrease of 157,300, or 3 percent, from 5,199,400 as of March 31, 2017, and down 266,000, or 5 percent, from 5,308,100 as of December 31, 2017, reflecting net declines during the most recent AEP for Medicare beneficiaries. These declines primarily resulted from the previously disclosed loss of auto assigned members in Florida and South Carolina due to pricing over the CMS low income benchmark and continued membership declines in the company’s Enhanced Plan. In addition, growth in the company’s co-branded Walmart plan was significantly lower than historical levels due to the introduction of additional low-priced competitor offerings in many regions.

•	State-based contracts membership (including dual-eligible demonstration members) was 336,000 as of March 31, 2018, a net decrease of 44,400, or 12 percent, from 380,400 at March 31, 2017, and down 24,100, or 7 percent, from 360,100 as of December 31, 2017. The decreases were primarily driven by the previously disclosed decision to not participate in Illinois’ Integrated Care Program Medicaid contract, along with lower membership associated with the company’s Florida contract due to overall strengthening economic conditions.

Retail segment benefits expense:

•	The 1Q18 benefit ratio for the Retail segment of 87.4 percent decreased 70 basis points from 88.1 percent in 1Q17 primarily due to the reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing and benefit design of the company’s products. This was partially offset by the unfavorable impact on 1Q18 from:

•	investment of higher than initially expected individual Medicare Advantage pretax earnings in 2017 into the company’s benefit design for its 2018 Medicare Advantage offerings

•	lower favorable Prior Period Development, and

•	a more severe flu season year-over-year.

•	The Retail segment Prior Period Development of $187 million in 1Q18 compared to favorable development of $204 million in 1Q17. Prior Period Development decreased the Retail segment benefit ratio by 150 basis points in 1Q18 and 180 basis points in 1Q17.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 10.1 percent in 1Q18 increased 170 basis points from 8.4 percent in 1Q17. The year-over-year comparison was negatively impacted by the following:

•	the reinstatement of the non-deductible health insurance industry fee in 2018, which increased the Retail segment’s GAAP operating cost ratio by approximately 190 basis points in 1Q18 and

•	investments made in 1Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 1Q18 driven by productivity initiatives implemented in 2017.

Retail segment pretax results:

Retail segment pretax income in millions	1Q18 (a)	1Q17 (b)
GAAP	$267	$370
Amortization associated with identifiable intangibles	6	6
Adjusted (non-GAAP)	$273	$376

•	The Retail segment’s GAAP pretax income of $267 million in 1Q18 declined $103 million, or 28 percent, from GAAP pretax income for the segment of $370 million in 1Q17. Adjusted pretax income for the Retail segment of $273 million in 1Q18 also declined $103 million, or 27 percent, from the Adjusted pretax income in 1Q17. The declines primarily were the result of investment in benefit design for 2018 Medicare Advantage offerings discussed above, investments made in 1Q18 as a result of the Tax Reform Law, lower Prior Period Development, and a more severe flu season year-over-year. These items were partially offset by the significant operating cost efficiencies discussed above.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, which beginning January 1, 2018 primarily related to the TRICARE East Region contract.

Group and Specialty segment revenues:

•	The 1Q18 revenues for the Group and Specialty segment were $1.97 billion, up $93 million, or 5 percent, from $1.88 billion in 1Q17, primarily reflecting higher stop-loss premiums related to the company’s small group level funded accounts, greater services revenue as a result of the transition to the East Region TRICARE contract on January 1, 2018, and higher per member premiums across most lines of business in the segment. These items were partially offset by declines in average group fully-insured and ASO commercial medical membership.

Group and Specialty segment enrollment:

•	Group fully-insured commercial medical membership was 1,075,100 at March 31, 2018, a decrease of 44,300, or 4 percent, from 1,119,400 at March 31, 2017, and down 22,600, or 2 percent, from 1,097,700 at December 31, 2017. These anticipated declines are reflective of lower membership in small group accounts due in part to more small group accounts continuing to select level-funded ASO products in 2018.

•	Group ASO commercial medical membership was 452,600 at March 31, 2018, an increase of 5,600, or 1 percent, from 447,000 at March 31, 2017, but down 6,100, or 1 percent, from 458,700 at December 31, 2017. The year-over-year increase primarily reflects more small group accounts selecting level-funded ASO products in 2018, partially offset by the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 16 percent of group ASO medical membership at March 31, 2018 versus 6 percent at March 31, 2017 and 12 percent at December 31, 2017. The sequential decline was also impacted by the continued pricing discipline noted above.

•	Military services membership was 5,931,100 at March 31, 2018, an increase of 2,848,300, or 92 percent, from 3,082,800 at March 31, 2017, and up 2,849,300, or 92 percent versus 3,081,800 at December 31, 2017 primarily due to the company’s transition to providing healthcare services to military service members, retirees, and their families under the TRICARE East Region contract from the South Region contract. The new contract, which covers 32 states, became effective on January 1, 2018.

•	Membership in specialty products (h) was 6,738,900 at March 31, 2018, a decrease of 182,900, or 3 percent, from 6,921,800 at March 31, 2017, and down 247,100, or 4 percent, from 6,986,000 at December 31, 2017. The decreases primarily are attributable to the losses of some large group accounts offering stand-alone dental and vision products, partially offset by an increase in individual dental and vision membership.

Group and Specialty segment benefits expense:

•	The 1Q18 benefit ratio for the Group and Specialty segment was 73.2 percent, a decrease of 240 basis points from 75.6 percent for 1Q17. The year-over-year decrease in the benefit ratio is primarily due to the impact of the following factors:

•	reinstatement of the non-deductible health insurance industry fee in 2018 which was contemplated in the pricing of the company’s products

•	the seasonality and product design of the company’s fully-insured commercial products, including an increased number of high deductible plan offerings, and

•	higher favorable Prior Period Development.

•	The Group and Specialty segment Prior Period Development was $34 million in 1Q18 and $20 million in 1Q17. Prior Period Development lowered the segment benefit ratio by 200 basis points in 1Q18 and by 120 basis points in 1Q17.

Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 23.6 percent in 1Q18, an increase of 220 basis points from 21.4 percent in 1Q17. The year-over-year comparison was primarily impacted by the following factors:

•	reinstatement of the non-deductible health insurance industry fee in 2018, which increased the segment’s GAAP operating cost ratio by approximately 160 basis points in 1Q18

•	growth in the company’s military services business, which carries a higher operating cost ratio than other products within the segment, as a result of the transition to the TRICARE East Region contract, and

•	investments made in 1Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 1Q18 driven by productivity initiatives implemented in 2017.

Group and Specialty segment pretax results:

Group and Specialty segment pretax income In millions	1Q18 (a)	1Q17 (b)
GAAP	$211	$171
Amortization associated with identifiable intangibles	1	1
Adjusted (non-GAAP)	$212	$172

•	The Group and Specialty segment’s GAAP pretax income of $211 million in 1Q18 compared to GAAP pretax income of $171 million in 1Q17, an increase of $40 million, or 23 percent. Adjusted pretax income for the Group and Specialty segment of $212 million in 1Q18 also increased $40 million, or 23 percent, from $172 million of Adjusted pretax income in 1Q17. The increases primarily reflect higher pretax earnings from the company’s fully-insured commercial medical business.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•	Revenue of $5.66 billion in 1Q18 for the Healthcare Services segment decreased $295 million, or 5 percent, from $5.96 billion in 1Q17. The unfavorable year-over-year comparison was impacted by the following:

•	the loss of intersegment revenues associated with the company’s exit from the individual commercial business

•	a decline in pharmacy solutions intersegment revenue year-over-year primarily due to lower stand-alone PDP membership as previously described

•	the result of the optimization process associated with the company’s chronic care management programs discussed below, and

•	lower revenue in our provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located.

These declines were partially offset by the strong Medicare Advantage membership growth in 1Q18.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 96.2 percent in 1Q18 increased 70 basis points from 95.5 percent in 1Q17 primarily due to the following factors:

•	the lag in operating cost reductions associated with the optimization of the company’s chronic care management programs, as compared to the timing of the reduction in revenues and

•	investments made in 1Q18 as a result of the Tax Reform Law as previously described.

The above items were partially offset by significant operating costs efficiencies in 1Q18 driven by productivity initiatives implemented in 2017.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 51,000 at March 31, 2018 decreased 1 percent from 51,300 at March 31, 2017 and decreased 2 percent from 52,200 at December 31, 2017. These declines primarily resulted from actions taken to move members into higher performing value-based provider relationships. At March 31, 2018, 65 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 64 percent at March 31, 2017 and 66 percent at December 31, 2017.

•	Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program was 752,400(i) at March 31, 2018, down 27 percent from 1,035,300 at March 31, 2017 and down 5 percent from 794,900 at December 31, 2017. The company has undergone an optimization process that ensures the appropriate level of member interaction with clinicians, including graduating members into a monitoring program as their needs change, and transitioning them out of the care management program when they no longer benefit from the services. This drives quality outcomes leading to reduced segment earnings but higher returns on investment.

•	Pharmacy script volume on an adjusted 30-day equivalent basis of 108 million for 1Q18 increased 1 percent compared to 107 million for 1Q17. The increase primarily was driven by higher individual Medicare Advantage membership, partially offset by the decline in stand-alone PDP and Individual Commercial membership.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	1Q18 (a)	1Q17 (b)
GAAP	$173	$244
Amortization associated with identifiable intangibles	23	11
Adjusted (non-GAAP)	$196	$255

•	Healthcare Services segment GAAP pretax income of $173 million in 1Q18 decreased by $71 million, or 29 percent, from GAAP pretax income of $244 million in 1Q17. The decline primarily was due to the impact of the optimization process associated with the company’s chronic care management programs discussed above and the investments made in 1Q18 as a result of the Tax Reform Law. The unfavorable comparison was further impacted by increased amortization expense resulting from the write-off of certain tradename identifiable intangible assets in 1Q18 reflecting the rebranding of certain provider assets to the Conviva name.

Adjusted pretax income in 1Q18 for the Healthcare Services segment of $196 million was down $59 million, or 23 percent, compared to $255 million in 1Q17. The decline in 1Q18 Adjusted pretax income from 1Q17 Adjusted pretax income was impacted by the same factors affecting the year-over-year GAAP comparison while excluding the impact of amortization associated with identifiable intangibles.

Humana’s Individual Commercial Segment

This segment consisted of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offered on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. As announced in 2017, the company exited this business effective January 1, 2018. Results of this segment in 2018 reflect the run out of this business. Results of this segment have been excluded from consolidated Adjusted results.

Individual Commercial segment pretax results:

•	The Individual Commercial segment’s pretax income of $53 million in 1Q18 compared to a pretax income of $63 million in 1Q17, a decline of $10 million. The pretax income in 1Q18 primarily reflects the impact of favorable Prior Period Development.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the audio only portion of the company’s 1Q18 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 1Q18 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on July 2, 2018 and can be accessed by dialing 855-859-2056 and providing the conference ID #1495828.

Footnotes

(a)	1Q18 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $30 million pretax, or $0.17 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating income of $53 million pretax, or $0.29 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.05 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(b)	1Q17 Adjusted results exclude the following:

•	Net gain from the termination of the Aetna merger agreement of approximately $947 million pretax, or $4.26 per diluted common share; includes the break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $18 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.52 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. The only GAAP measure affected in this release is EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating cost ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of $63 million pretax, or $0.27 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(c)	FY18 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $89 million pretax, or $0.49 per diluted common share.

•	Operating earnings of approximately $51 million pretax, or $0.28 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Adjustment of $0.05 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law.

(d)	FY17 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share.

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company). Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $193 million pretax, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

•	Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs.

•	Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017.

•	The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law.

(e)	Excludes estimates of changes in revenue associated with increased accuracy of risk coding.

(f)	The company calculates days in claims payable (DCP) using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for reserve strengthening, if any, for the company’s non-strategic closed block of long-term care insurance business and its impact on future policy benefits expense, such as that from the fourth quarter of 2016. The company’s methodology results in a lower level of DCP versus the sector at large which is likely due to the company’s concentration of business in Medicare Advantage and stand-alone PDP offerings, including utilization patterns of prescriptions among the senior population, and the speed of processing associated with Humana Medicare medical and pharmacy claims.

(g)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(h)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(i)	Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	Certain proposed transactions, including the divestiture of Humana’s subsidiary, KMG America Corporation, the acquisition of a minority interest in Kindred Healthcare, Inc.’s Kindred at Home division by Humana, as well as the acquisition of a minority interest in Curo Healthcare Services by Humana are subject to various closing conditions, including various regulatory approvals and customary closing conditions, as well as other uncertainties, and there can be no assurances as to whether and when these transactions may be completed.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2017;

•	Form 8-Ks filed during 2018.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

The company’s earnings guidance for FY18 does not include any potential impact from the previously announced pending sale of KMG, whose subsidiary, KIC, includes Humana’s closed block of non-strategic long-term care insurance policies, to CGIC, a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of May 2, 2018		Comments
Diluted earnings per common share (EPS)	GAAP	~$13.54 - $13.94 (was ~$13.16 - $13.66)	• See footnote (c) for detail of non-GAAP adjustments
	Adjustments	~$0.16 (was ~$0.34)
	Non-GAAP	~$13.70 - $14.10 (was ~$13.50 - $14.00)

Total revenues	Consolidated Retail segment Group and Specialty segment Healthcare Services segment	$55.8 billion to $56.4 billion (no change) $47.5 billion to $48.0 billion (no change) $7.0 billion to $7.5 billion (no change) $23.25 billion to $23.75 billion (no change)

•   Consolidated and segment-level revenue projections include expected investment income

•   Segment-level revenues include amounts that eliminate in consolidation

•   Healthcare Services segment revenues include the full year impact of the 2017 optimization of the company’s Humana At Home business

Change in year- end medical membership from prior year end

•   Individual Medicare Advantage: Up 180,000 to 200,000 (no change)

•   Group Medicare Advantage: Up 65,000 to 70,000 (no change)

•   Medicare stand-alone PDP: Down 280,000 to 320,000 (no change)

•   Group commercial fully-insured: Down 60,000 to 70,000 (was Down 70,000 to 80,000)

Benefit ratios	Retail segment	85.2% to 86.2 (was 85.25% to 86.25%)%	• Ratio calculation: benefits expense as a percent of premium revenues
	Group and Specialty segment	77.50% to 78.00 (no change)%	• No material impact anticipated from non-GAAP adjustments

Consolidated operating cost ratio	12.9% to 13.4% (no change)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of May 2, 2018		Comments
Pretax results			• No material impact anticipated from non-GAAP adjustments on segment- level results for the Retail, Group and Specialty, or Healthcare Services segments
	Retail segment	$1.450 billion to $1.610 billion (was $1.425 billion to $1.600 billion)
	Group and Specialty segment	$360 million to $410 million (was $350 million to $400 million)
	Healthcare Services segment	$825 million to $875 million (no change)

Effective tax rate	GAAP	32.1% to 33.1% (was 32.5% to 33.5%)	• Includes impact of the non-deductible health insurance industry fee
	Adjustments	~0.2%	• See footnote (c) for detail of non-GAAP adjustments
	Non-GAAP	32.3% to 33.3% (no change)

Weighted average share count for diluted EPS	138.5 million to 139.5 million (no change)		• Includes impact of projected share repurchases

Cash flows from operations	$2.2 billion to $2.6 billion (no change)

Capital expenditures	$550 million to $600 million (no change)

Humana Inc. – Rollforward of Initial FY18 Guidance to FY18 Guidance as of May 2, 2018 Diluted earnings per common share (EPS)	GAAP EPS	Adjustments to GAAP	Adjusted EPS
Initial FY18 guidance issued on February 7, 2018	$13.16 to $13.66	~0.34	$13.50 to $14.00
Changes in projected operating performance:
Retail segment	$0.09	—	$0.09
Group and Specialty segment	$0.06	—	$0.06
Individual Commercial segment	$0.21	($0.21)	—
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017	$0.05	($0.05)	—
Other	($0.08)	$0.08	—

FY18 guidance issued on May 2, 2018	$13.54 to $13.94	~0.16	$13.70 to $14.10

Humana Inc.

Statistical Schedules

And

Supplementary Information

1Q18 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

1Q18 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3)
2.	Consolidated Balance Sheets	(S-4)
3.	Consolidated Statements of Cash Flows	(S-5)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter	(S-6 - S-7)
5.	Ending Membership Detail	(S-8)
6.	Premiums and Services Revenue Detail	(S-9)
7.	Healthcare Services Segment Metrics	(S-10 - S-11)
Balance Sheet Detail
8.	Benefits Payable Detail and Statistics	(S-12 - S-13)
Footnotes		(S-14)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended March 31,
	2018	2017	Dollar Change	Percentage Change
Revenues:
Premiums	$13,811	$13,398	$413	3.1%
Services	327	253	74	29.2%
Investment income	141	111	30	27.0%

Total revenues	14,279	13,762	517	3.8%

Operating expenses:
Benefits	11,670	11,326	344	3.0%
Operating costs	1,749	1,553	196	12.6%
Merger termination fee and related costs, net	—	(947)	947	-100.0%
Depreciation and amortization	100	92	8	8.7%

Total operating expenses	13,519	12,024	1,495	12.4%

Income from operations	760	1,738	(978)	-56.3%
Interest expense	53	49	4	8.2%

Income before income taxes	707	1,689	(982)	-58.1%
Provision for income taxes	216	574	(358)	-62.4%

Net income	$491	$1,115	$(624)	-56.0%

Basic earnings per common share	$3.56	$7.54	$(3.98)	-52.8%
Diluted earnings per common share	$3.53	$7.49	$(3.96)	-52.9%
Shares used in computing basic earnings per common share (000’s)	137,903	147,824
Shares used in computing diluted earnings per common share (000’s)	138,830	148,872

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	March 31,	December 31,	Sequential Change
	2018	2017	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$8,855	$4,042
Investment securities	9,742	9,557
Receivables, net	1,276	854
Other current assets	4,059	2,949

Total current assets	23,932	17,402	$6,530	37.5%
Property and equipment, net	1,595	1,584
Long-term investment securities	2,361	2,745
Goodwill	3,760	3,281
Other long-term assets	1,805	2,166

Total assets	$33,453	$27,178	$6,275	23.1%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,961	$4,668
Trade accounts payable and accrued expenses	6,266	4,069
Book overdraft	124	141
Unearned revenues	3,706	378
Short-term debt	398	150

Total current liabilities	15,455	9,406	$6,049	64.3%

Long-term debt	4,772	4,770
Future policy benefits payable	2,842	2,923
Other long-term liabilities	303	237

Total liabilities	23,372	17,336	$6,036	34.8%

Commitments and contingencies Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,585,156 issued at March 31, 2018	33	33
Capital in excess of par value	2,626	2,445
Retained earnings	14,086	13,670
Accumulated other comprehensive (loss) income	(154)	19
Treasury stock, at cost, 60,902,985 shares at March 31, 2018	(6,510)	(6,325)

Total stockholders’ equity	10,081	9,842	$239	2.4%

Total liabilities and stockholders’ equity	$33,453	$27,178	$6,275	23.1%

Debt-to-total capitalization ratio	33.9%	33.3%
Return on Invested Capital (ROIC) based on Net Operating Profit	12.9%	17.6%
After Tax (NOPAT) - trailing 12 months

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended March 31,
	2018	2017	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$491	$1,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	109	100
Other intangible amortization	30	18
Net realized capital gain	(29)	(26)
Stock-based compensation	35	26
Provision for deferred income taxes	83	29
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(422)	(558)
Other assets	(1,164)	(415)
Benefits payable	293	198
Other liabilities	885	542
Unearned revenues	3,328	3,140
Other, net	47	36

Net cash provided by operating activities	3,686	4,205	($519)	-12.3%

Cash flows from investing activities
Acquisitions, net of cash acquired	(169)	(7)
Purchases of property and equipment	(134)	(122)
Purchases of investment securities	(1,711)	(1,876)
Maturities of investment securities	217	284
Proceeds from sales of investment securities	1,392	795

Net cash used in investing activities	(405)	(926)	$521	56.3%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,401	1,730
Proceeds from issuance of senior notes, net	—	991
Proceeds from issuance of commercial paper, net	245	169
Change in book overdraft	(17)	(34)
Common stock repurchases	(51)	(1,574)
Dividends paid	(57)	(47)
Proceeds from stock option exercises and other	11	34

Net cash provided by financing activities	1,532	1,269	$263	20.7%

Increase in cash and cash equivalents	4,813	4,548
Cash and cash equivalents at beginning of period	4,042	3,877

Cash and cash equivalents at end of period	$8,855	$8,425

Humana Inc.

Consolidating Statements of Income - 1Q18

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,970	$—	$—	$—	$—	$—	$8,970
Group Medicare Advantage	1,524	—	—	—	—	—	1,524
Medicare stand-alone PDP	896	—	—	—	—	—	896

Total Medicare	11,390	—	—	—	—	—	11,390

Fully-insured	125	1,392	—	(5)	—	—	1,512
Specialty	—	347	—	—	—	—	347
Medicaid and other (A)	553	—	—	—	9	—	562

Total premiums	12,068	1,739	—	(5)	9	—	13,811

Services revenue:
Provider	—	—	65	—	—	—	65
ASO and other (B)	2	219	—	—	2	—	223
Pharmacy	—	—	39	—	—	—	39

Total services revenue	2	219	104	—	2	—	327

Total revenues - external customers	12,070	1,958	104	(5)	11	—	14,138

Intersegment revenues
Services	—	5	4,018	—	—	(4,023)	—
Products	—	—	1,535	—	—	(1,535)	—

Total intersegment revenues	—	5	5,553	—	—	(5,558)	—

Investment income	37	7	6	—	35	56	141

Total revenues	12,107	1,970	5,663	(5)	46	(5,502)	14,279

Operating expenses:
Benefits	10,552	1,273	—	(60)	26	(121)	11,670
Operating costs	1,222	463	5,441	2	2	(5,381)	1,749
Depreciation and amortization	66	23	49	—	—	(38)	100

Total operating expenses	11,840	1,759	5,490	(58)	28	(5,540)	13,519

Income from operations	267	211	173	53	18	38	760
Interest expense	—	—	—	—	—	53	53

Income (loss) before income taxes	$267	$211	$173	$53	$18	$(15)	$707

Benefit ratio	87.4%	73.2%					84.5%
Operating cost ratio	10.1%	23.6%	96.2%				12.4%

Humana Inc.

Consolidating Statements of Income - 1Q17

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,376	$—	$—	$—	$—	$—	$8,376
Group Medicare Advantage	1,318	—	—	—	—	—	1,318
Medicare stand-alone PDP	941	—	—	—	—	—	941

Total Medicare	10,635	—	—	—	—	—	10,635

Fully-insured	118	1,378	—	283	—	—	1,779
Specialty	—	322	—	—	—	—	322
Medicaid and other (A)	653	—	—	—	9	—	662

Total premiums	11,406	1,700	—	283	9	—	13,398

Services revenue:
Provider	—	—	70	—	—	—	70
ASO and other (B)	2	161	—	—	2	—	165
Pharmacy	—	—	18	—	—	—	18

Total services revenue	2	161	88	—	2	—	253

Total revenues - external customers	11,408	1,861	88	283	11	—	13,651

Intersegment revenues
Services	—	5	4,310	—	—	(4,315)	—
Products	—	—	1,552	—	—	(1,552)	—

Total intersegment revenues	—	5	5,862	—	—	(5,867)	—

Investment income	25	11	8	1	21	45	111

Total revenues	11,433	1,877	5,958	284	32	(5,822)	13,762

Operating expenses:
Benefits	10,051	1,286	—	156	29	(196)	11,326
Operating costs	954	399	5,680	62	4	(5,546)	1,553
Merger termination fee and related costs, net	—	—	—	—	—	(947)	(947)
Depreciation and amortization	58	21	34	3	—	(24)	92

Total operating expenses	11,063	1,706	5,714	221	33	(6,713)	12,024

Income (loss) from operations	370	171	244	63	(1)	891	1,738
Interest expense	—	—	—	—	—	49	49

Income (loss) before income taxes	$370	$171	$244	$63	$(1)	$842	$1,689

Benefit ratio	88.1%	75.6%		55.1%			84.5%
Operating cost ratio	8.4%	21.4%	95.5%	21.9%			11.4%

Humana Inc.

Ending Membership Detail

In thousands

				Year-over-Year Change			Sequential Change
	March 31, 2018	Average 1Q18	March 31, 2017	Amount	Percent	December 31, 2017	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,018.5	3,021.2	2,839.7	178.8	6.3%	2,860.8	157.7	5.5%
Group Medicare Advantage	492.7	494.5	431.1	61.6	14.3%	441.4	51.3	11.6%
Medicare stand-alone PDP	5,042.1	5,060.0	5,199.4	(157.3)	-3.0%	5,308.1	(266.0)	-5.0%

Total Medicare	8,553.3	8,575.7	8,470.2	83.1	1.0%	8,610.3	(57.0)	-0.7%

State-based contracts (C)	336.0	339.6	380.4	(44.4)	-11.7%	360.1	(24.1)	-6.7%
Medicare Supplement	238.7	238.7	231.4	7.3	3.2%	235.9	2.8	1.2%

Total Retail	9,128.0	9,154.0	9,082.0	46.0	0.5%	9,206.3	(78.3)	-0.9%

Group and Specialty
Fully-insured commercial medical	1,075.1	1,078.5	1,119.4	(44.3)	-4.0%	1,097.7	(22.6)	-2.1%
ASO commercial	452.6	451.6	447.0	5.6	1.3%	458.7	(6.1)	-1.3%
Military services	5,931.1	5,926.6	3,082.8	2,848.3	92.4%	3,081.8	2,849.3	92.5%

Total Group and Specialty	7,458.8	7,456.7	4,649.2	2,809.6	60.4%	4,638.2	2,820.6	60.8%

Individual commercial	—	—	201.0	(201.0)	-100.0%	128.8	(128.8)	-100.0%

Other Businesses
Long-term care	29.5	29.6	30.6	(1.1)	-3.6%	29.8	(0.3)	-1.0%

Total Other Businesses	29.5	29.6	30.6	(1.1)	-3.6%	29.8	(0.3)	-1.0%

Total Medical Membership	16,616.3	16,640.3	13,962.8	2,653.5	19.0%	14,003.1	2,613.2	18.7%

Specialty Membership (included in Group and Specialty segment):

Dental - fully-insured	2,843.7	2,841.7	2,941.5	(97.8)	-3.3%	2,963.0	(119.3)	-4.0%
Dental - ASO	636.6	639.5	687.8	(51.2)	-7.4%	690.6	(54.0)	-7.8%
Vision	2,115.5	2,115.3	2,119.7	(4.2)	-0.2%	2,168.6	(53.1)	-2.4%
Other supplemental benefits (D)	1,143.1	1,155.8	1,172.8	(29.7)	-2.5%	1,163.8	(20.7)	-1.8%

Total Specialty Membership	6,738.9	6,752.3	6,921.8	(182.9)	-2.6%	6,986.0	(247.1)	-3.5%

	March 31, 2018	Member Mix March 31, 2018	March 31, 2017	Member Mix March 31, 2017
Individual Medicare Advantage Membership
HMO	1,762.5	58.4%	1,623.3	57.2%
PPO	1,256.0	41.6%	1,216.4	42.8%

Total Individual Medicare Advantage	3,018.5	100.0%	2,839.7	100.0%

Individual Medicare Advantage Membership
Shared Risk (E)	915.7	30.3%	916.0	32.3%
Path to Risk (F)	1,043.7	34.6%	911.6	32.1%

Total Value-based	1,959.4	64.9%	1,827.6	64.4%
Other	1,059.1	35.1%	1,012.1	35.6%

Total Individual Medicare Advantage	3,018.5	100.0%	2,839.7	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (H)
	Three Months Ended March 31,				Three Months Ended March 31,
	2018	2017	Dollar Change	Percentage Change	2018	2017
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,970	$8,376	$594	7.1%	$990	$982
Group Medicare Advantage	1,524	1,318	206	15.6%	1,027	1,020
Medicare stand-alone PDP	896	941	(45)	-4.8%	59	61
State-based contracts (C)	553	653	(100)	-15.3%	543	569
Medicare Supplement	125	118	7	5.9%	175	170
Other services	2	2	—	0.0%

Total Retail	12,070	11,408	662	5.8%

Group and Specialty
Fully-insured commercial medical	1,392	1,378	14	1.0%	430	407
Specialty	347	322	25	7.8%	19	17
Commercial ASO & other services (B)	81	54	27	50.0%
Military services (G)	143	112	31	27.7%

Total Group and Specialty	1,963	1,866	97	5.2%

Healthcare Services
Pharmacy solutions	5,034	5,159	(125)	-2.4%
Provider services	399	438	(39)	-8.9%
Clinical programs	224	353	(129)	-36.5%

Total Healthcare Services	5,657	5,950	(293)	-4.9%

Individual Commercial	(5)	283	(288)	-101.8%	na	463

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017	Difference		Quarter Ended December 31, 2017	Difference
Primary Care Providers:
Shared Risk (E)
Owned / JV	1,500	1,700	(200)	-11.8%	1,400	100	7.1%
Contracted	13,900	15,100	(1,200)	-7.9%	14,500	(600)	-4.1%
Path to Risk (F)	35,600	34,500	1,100	3.2%	36,300	(700)	-1.9%

Total Value-based	51,000	51,300	(300)	-0.6%	52,200	(1,200)	-2.3%

Care Management Statistics:

Members enrolled in a Humana chronic care management program (I)	752,400	1,035,300	(282,900)	-27.3%	794,900	(42,500)	-5.3%

Number of high-risk discharges enrolled in a post-discharge care management program (J)	76,100	72,900	3,200	4.4%	67,100	9,000	13.4%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017	Year-over-Year Difference	Quarter Ended December 31, 2017	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.4%	0.2%	91.5%	0.1%
Group and Specialty	87.3%	86.4%	0.9%	86.3%	1.0%

Mail-Order Penetration
Retail	29.4%	29.2%	0.2%	28.8%	0.6%
Group and Specialty	6.4%	7.2%	-0.8%	6.7%	-0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (K)	108,100	107,000	1,100	1.0%	110,200	(2,100)	-1.9%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017
Year-to-date changes in benefits payable, excluding military services

Balances at January 1	$4,668	$4,563	$4,563
Less: Reinsurance recoverables (L)	(70)	(76)	(76)

Beginning balance, net of reinsurance recoverable	4,598	4,487	4,487

Incurred related to:
Current year	11,947	11,580	44,001
Prior years (M)	(267)	(231)	(483)

Total incurred	11,680	11,349	43,518

Paid related to:
Current year	(7,775)	(7,695)	(39,496)
Prior years	(3,619)	(3,451)	(3,911)

Total paid	(11,394)	(11,146)	(43,407)

Reinsurance recoverables (L)	77	71	70

Ending balance	$4,961	$4,761	$4,668

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Year Ended December 31, 2017
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$11,680	$11,349	$43,518
Future policy benefit expense (N)	(10)	(23)	(22)

Consolidated Benefit Expense	$11,670	$11,326	$43,496

Humana Inc.

Benefits Payable Statistics (Continued) (O)

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2017	37.8	(3.0)	-7.4%
6/30/2017	40.4	(1.2)	-2.9%
9/30/2017	42.9	0.3	0.7%
12/31/2017	40.4	1.2	3.1%

3/31/2018	38.3	0.5	1.3%

Change in Days in Claims Payable (P)

	1Q 2018	1Q 2017	4Q 2017	Last Twelve Months
DCP - beginning of period	40.4	39.2	42.9	37.8
Components of change in DCP:
Provider accruals (Q)	(0.5)	0.8	(0.7)	0.7
Medical fee-for-service, excluding Individual Commercial (R)	(0.7)	(0.2)	(1.0)	(0.1)
Individual Commercial including Premium Deficiency Reserve (S)	(0.6)	(2.0)	(0.3)	(1.1)
Pharmacy (T)	(0.9)	0.1	0.2	(0.4)
Processed claims inventory (U)	0.5	0.1	(0.7)	0.9
Other (V)	0.1	(0.2)	—	0.5

DCP - end of period	38.3	37.8	40.4	38.3

Total change from beginning of period	(2.1)	(1.4)	(2.5)	0.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

1Q18 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including Military services unless separately disclosed.
(C)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(D)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(E)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(F)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(G)	The 2018 amount primarily reflects services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis. The 2017 amount primarily reflected services revenues associated with the TRICARE South Region contract, which generally were not contracted on a per-member basis.
(H)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(I)	Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(J)	Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(K)	Script volume is presented on an adjusted 30-day equivalent basis.
(L)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(M)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(N)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.
(O)	A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). During 1Q17, the company simplified its methodology for calculating DCP in order to enhance transparency for investors, now calculating DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for future policy benefits expense associated with reserve strengthening for the company’s non-strategic block of long-term care insurance business.
(P)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(Q)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(R)	Represents medical and specialty IBNR for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(S)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(T)	Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(U)	Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(V)	Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.